UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2013

BRIGHT MOUNTAIN HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

NEVADA	333-163439	26-4170100
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6301 NW 5TH Way, Suite 1400, Fort Lauderdale, Fl. 33309

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (954) 740-2288

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b)).

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17  CFR 240.13e-4(c)).

Item 1.01

Entry Into a Material Definitive Agreement

On February 6, 2013, an Agreement was entered into by Bright Mountain Holdings, Inc. (“BMT”), a corporation formed under the laws of the State of Nevada and Medytox Solutions, Inc., a corporation formed under the laws of the State of Nevada (“Medytox”).  Pursuant to the Agreement, the parties outline the framework for the acquisition by Medytox of a controlling interest in BMT.

Pursuant to the Agreement, Medytox will, at closing, acquire 93% of the outstanding common shares of BMT from current shareholders for a purchase price of $268,000.  A $25,000 payment was made upon the signing of the Agreement to grant Medytox 45 days to complete the closing.  The remaining balance is to be paid under the terms of a Note.  Medytox also paid $20,000 at the time of signing for the Company’s use in paying all outstanding debt.

In addition to the purchase of common stock, BMT will, in consideration of the above payments to creditors, issue Preferred A shares, to be created, that are not convertible and which have 100% voting rights.

At the closing, all other directors and executive officers of BMT will resign, with the exception of Jerrold Burden who will remain as president and a director of BMT at the closing of the transaction, and William Forhan and Justin Doherty will be appointed to the Board of Directors.

The closing is subject to certain conditions, as set forth in the Agreement.  No assurance can be given that the closing will occur.

The foregoing is qualified in its entirety by reference to the Agreement, a copy of which is filed herewith as Exhibit 10.1.

Item 1.02

Termination of a Material Definitive Agreement

The Non-Binding Term Sheet entered into by and between the BMT and Bright Mountain Holdings Inc. (a Florida Corporation) on October 18, 2012, was terminated January 4, 2013.

Item 9.01   Financial Statements and Exhibits

    (d)

Exhibits

Exhibit

Description

 10.1

Agreement dated February 6, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bright Mountain Holdings, Inc.

Dated: February 11, 2013	By:	/s/ Jerrold D. Burden
Jerrold D. Burden President